Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2026, with respect to the consolidated financial statements of Compass Therapeutics, Inc. and subsidiaries as of December 31, 2025 and 2024, and for the years then ended, which report is included in the Annual Report on Form 10-K of Compass Therapeutics, Inc. for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ CohnReznick LLP

New York, New York

March 12, 2026